Exhibit 10.1

DIRECTOR SUPPLEMENTAL COMPENSATION AGREEMENT

This Agreement is made and entered into effective as of June 1, 2000, by and between San Jose National Bank, a national banking association chartered under the federal laws of the United States of America with its principal offices located in the City of San Jose, California (“the Bank”), a wholly owned subsidiary of SJNB Financial Corporation (the “Holding Company”) and Arthur K. Lund, an individual residing in the State of California (“the Director”).

RECITALS

WHEREAS, the Director is a member of the Board of Directors of the Bank and/or the Holding Company and has served in such capacity since 1982;

WHEREAS, the Bank desires to establish a compensation benefit for directors who are not also officers or employees of the Bank in order to attract and retain individuals with extensive and valuable experience as directors and to establish a director emeritus succession plan; and

WHEREAS, the Director and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to the Director.

NOW, THEREFORE, in consideration of the services to be performed by the Director in the future, as well as the mutual promises and covenants contained herein, the Director and the Bank agree as follows:

AGREEMENT

1. Terms and Definitions.

1.1 Applicable Percentage. The term “Applicable Percentage” shall mean that percentage listed on Schedule “A” attached hereto which is adjacent to the Plan Year in which the Director Retires and otherwise ceases to serve as a Director. Notwithstanding the foregoing or the percentages set forth on Schedule “A”, but subject to all other terms and conditions set forth herein, the “Applicable Percentage” shall automatically become one hundred percent (100%) upon the occurrence of a “Change in Control” as defined in subparagraph 1.2 below or the Director’s Disability (as defined in subparagraph 1.4 below).

1.2 Change in Control. The term “Change in Control” shall mean the occurrence of any of the following events with respect to the Bank (with the term “Bank” being defined for purposes of determining whether a “Change in Control” has occurred to include the Holding Company: (i) a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or in response to any other form or report to the regulatory agencies or governmental authorities having jurisdiction over the Bank or any stock exchange on which the Bank’s shares are listed which requires the reporting of a change in control; (ii) any merger, consolidation or reorganization of the Bank in which the Bank does not survive; (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of any assets of the Bank having an aggregate fair market value of fifty percent (50%) of the total value of the assets of the Bank, reflected in the most recent balance sheet of the Bank; (iv) a transaction whereby any “person” (as such term is used in the Exchange Act) or any individual, corporation, partnership, trust or any other entity becomes the beneficial owner, directly or indirectly, of securities of the Bank representing twenty-five percent (25%) or more of the combined voting power of the Bank’s then outstanding securities’; or (v) a situation where, in any one-year period, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Bank’s shareholders, of each new director is approved by a vote of at least three-quarters ( 3/4) of the directors then still in office who were directors at the beginning of the period. Notwithstanding the foregoing or anything else contained herein to the contrary, there shall not be a “Change of Control” for the purposes of this Agreement if the event which would otherwise come within the meaning of the term “Change of Control” involves an Employee Stock Ownership Plan sponsored by the Bank or its Holding Company which is the party that acquires “control” or is the principal participant in the transaction constituting a “Change in Control,” as described above.

1.3 The Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended (the “Code”).

1.4 Disability/Disabled. The term “Disability” or “Disabled” shall have the same meaning given such terms in any policy of disability insurance maintained by the Bank for the benefit of directors including the Director. In the absence of such a policy which extends coverage to the Director in the event of disability, the terms shall mean bodily injury or disease (mental or physical) which wholly and continuously prevents the performance by the Directors of his duties for at least one year.

1.5 Effective Date. The term “Effective Date” shall mean the date first written above.

1.6 Director Retirement Benefit. The term “Director Retirement Benefit” shall mean (i) $22,500 per annum or (ii) if the Director been receiving Director Emeritus Payments hereunder, $23,877 per annum, which shall be paid in equal monthly installments for the life of the Director and shall be increased each year on the anniversary date of commencement of such payments by 2%; provided that all payments shall be subject to reduction or adjustment as may be required under any other provision of this Agreement;

1.7 Director Emeritus Benefit. The term “Director Emeritus Benefit” shall mean $22,500 per year if the Director retires at age seventy (70) or $22,500 reduced by 5% per year for the difference between the age of the Director at the date the Director Retires and age seventy (70), shall be paid in equal monthly installments and shall be increased on each anniversary date of the commencement of payments by 2%;

1.8 Reduced Retirement Benefit. The term “Reduced Retirement Benefit” shall mean the amount of the Director Retirement Benefit as set forth in Paragraph 1.6 reduced by 5% per year for the difference between the age specified for the then applicable Normal Retirement Date as provided in Paragraph 1.9 next following, and the age of the Director at the date that payment of the Director Emeritus Benefit is to commence, or if none is to be paid, the date that payment of the Reduced Retirement Benefit is to commence under the terms of this Agreement;

1.9 Normal Retirement Date. The term “Normal Retirement Date” or “Normal Retirement Age” shall mean age seventy (70); provided that on or after a Change in Control as defined in Paragraph 1.2, the Normal Retirement Date or Normal Retirement Age shall mean age sixty-two (62);

1.10 Early Retirement Date. The term “Early Retirement Date” shall mean the later of the date when the Director attains age sixty (60), or the date the Director qualifies for an Applicable Percentage equal to one hundred percent (100%).

1.11 Plan Year. The term “Plan Year” shall mean the Bank’s fiscal year.

1.12 Retirement. The terms “Retirement,” “Retires” or “Retire” shall refer to the date which the Director acknowledges in writing to the Bank and/or the Holding Company to be the last day of service as a member of the Boards of Directors of the Bank and the Holding Company.

1.13 Removal for Cause. The term “removal for cause” shall mean the termination of the Director’s service as a member of the Boards of Directors by reason of any of the following determined in good faith by disinterested members of both Boards of Bank and the Holding Company:

(a) The willful, intentional and material breach or habitual and continued neglect by Director of his responsibilities and duties;

(b) The continuous mental or physical incapacity of the Director, on account of Disability;

(c) The Director’s willful and intentional violation of any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Bank or the Holding Company, or the rules or regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company (collectively, “Bank Regulator”) which has a material adverse effect upon the Bank or the Holding Company;

(d) The determination by a state or federal banking agency or other governmental authority having jurisdiction over the Bank or the Holding Company that the Director is not suitable to act in the capacity for which he is employed by the Bank, or;

(e) The Director is convicted of any felony or a crime involving moral turpitude or willfully and intentionally commits a fraudulent or dishonest act that has a material adverse impact on the reputation or operations of the Bank or Holding Company.

2. Scope, Purpose and Effect.

2.1 Contract of Employment. Although this Agreement is intended to provide the Director with an additional incentive to continue to serve as a member of the Boards of Directors of the Bank and Holding Company, this Agreement shall not be deemed to constitute a contract of employment between the Director and the Bank or the Holding Company nor shall any provision of this Agreement restrict the right of the Bank or the Holding Company to remove or cause the removal of the Director including, without limitation, by (i) refusal to nominate the Director for election for any successive term of office as a member of the Board of Directors of the Bank or the Holding Company, or (ii) complying with an order or other directive from a court of competent jurisdiction or any regulatory authority having jurisdiction of the Bank or Holding Company which requires either of them to take action to remove the Director.

2.2 Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to the Director and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. The Director has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3.1 Prohibited Payments. Notwithstanding anything in this Agreement to the contrary (and in particular in section 1.8 or section 3 hereof), if any payment made under this Agreement is a “golden parachute payment” as defined in Section 28(k) of the Federal Deposit Insurance Act (12 U.S.C. section 1828(k) and Part 359 of the Rules and Regulations of the Federal Deposit Insurance Corporation (collectively, the “FDIC Rules”) or is otherwise prohibited, restricted or subject to the prior approval of a Bank Regulator (as defined in section 1.14 (d) herein), no payment shall be made hereunder without complying with said FDIC Rules.

3. Director Benefits Payments.

3.1. Payments for Services as Director Emeritus. Upon the attainment of the earlier of the Director’s Early Retirement Date, Normal Retirement Date, the date of 100% vesting or date of removal as director without cause, but prior to a Change in Control as defined in Paragraph 1.2, the Director shall be entitled to Retire and serve the Bank and/or the Holding Company as a Director Emeritus in accordance with the procedures and policies established by the Boards of Directors of the Bank and/or the Holding Company as set forth in Schedule B attached hereto. If the Director elects to serve as a Director Emeritus of either the Bank or the Holding Company, the Director shall be paid the Applicable Percentage of the Director Emeritus Payments specified in Paragraph 1.7 until the earlier of the third anniversary of the commencement thereof or the death of the Director. If the Director declines or is unable to serve as Director Emeritus, the Director shall not receive any Director Emeritus Benefit but shall nevertheless be entitled to the Director Benefits described in subparagraph 3.2 following.

3.2 Payments After Expiration of the Director Emeritus Period. After the expiration of the three (3) year period described above in Paragraph 3.1, the Bank shall pay to the Director the Applicable Percentage of the Director Retirement Benefit specified in Paragraph 1.6. Said Payments shall commence on the third anniversary of the Director’s Retirement.

4. Payments in the Event of Disability Prior to Retirement. In the event the Director becomes Disabled while serving as a member of the Board of Directors of either the Bank or the Holding Company at any time after the Effective Date of this Agreement, but prior to Retirement, the Director shall be entitled to one hundred percent (100%) of the Director Retirement Benefit specified in Paragraph 1.6. if the Director elects payments to commence at age seventy (70) or one-hundred percent (100%) of the Reduced Retirement Benefit determined under Paragraph 1.8 if the Director elects payments to commence prior to age seventy (70). The Director cannot elect payments to commence earlier than age sixty (60). A disabled Director shall not be entitled to receipt of Director Emeritus Payments.

5. Payments in the Event Director Is Terminated Prior to Retirement. As indicated in subparagraph 2.1 above, the Bank and the Holding Company each reserves the right to remove or cause the removal of the Director under certain circumstances, at any time prior to the Director’s Retirement. In the event that the service of the Director shall be terminated, other than by reason of Death, Disability or Retirement, prior to the Director’s Normal Retirement Date, then this Agreement shall terminate upon the date of such termination; provided, however, that the Director shall be entitled to the following benefits as my be applicable depending upon the circumstance surrounding the Director’s termination:

5.1 Termination Without Cause. If the Director’s service as a member of the Boards of Directors of both the Bank and the Holding Company is terminated for reasons other than as specified in paragraph 5.3 below, and such terminations are not subject to the provisions of subparagraph 5.4 below, the Director shall be entitled to be paid the Applicable Percentage of both the Director Emeritus Benefit as determined under Paragraph 1.7 and the Director Retirement Benefit or the Reduced Retirement Benefit. Payments of the Director Emeritus Benefit shall commence on the date the Director elects but not before the Director attains age sixty (60), and shall be continuous until the earlier of the third anniversary of the commencement or the Director’s death. Thereafter, payment of the applicable Percentage of the Director Retirement Benefit or Reduced Retirement Benefit, whichever is applicable, shall commence and continue until the Director’s death.

5.2 Voluntary Termination by the Director. If the Director’s service on both Boards of Directors is terminated by voluntary resignation before age seventy (70) on a date when the Applicable Percentage is less than one hundred percent (100%), and such resignation is not subject to the provisions of subparagraph 5.4 below, the Director shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement. If the Applicable Percentage is one hundred percent (100%) on the date of such voluntary resignations and the Director has not attained age sixty (60), the Director shall be entitled to the Director Emeritus Benefit and the Reduced Retirement Benefit. Payment of the Directors Emeritus Benefit shall commence when and if the Director attains age sixty (60) and shall continue until the earlier of the third anniversary of its commencement or the Director’s death; thereafter the payment of the Reduced Retirement Benefit shall commence and shall continue until the Director’s death. A voluntary resignation after 60 when the Director’s Applicable Percentage is one hundred percent (100%) shall be deemed to be an election to Retire.

5.3 Termination by Removal for Cause. The Director agrees that if his service as a member of either the Boards of Directors is terminated by “removal for cause,” as defined in subparagraph 1.14 of this Agreement, he shall forfeit any and all rights and benefits he may have under the terms of this Agreement and shall have no right to be paid any of the amounts which would otherwise be due or paid to the Director by the Bank pursuant to the terms of this Agreement.

5.4 Termination as Part of or After a Change in Control. Notwithstanding any other provision of this Agreement, in the event that the Director’s service as a member of the Board of Directors of the Bank and the Holding Company is terminated as a part of or after a “Change in Control” (as defined in subparagraph 1.2 above) voluntarily, involuntarily or for any reason except as provided in subparagraph 5.3 above, the Director shall be entitled to be paid one hundred percent (100%) of the Director Retirement Benefit or Reduced Retirement Benefit as follows: The Director shall be entitled to elect the date on or after attainment of age sixty (60) that the payments shall commence. If the Director elects that payments shall commence before age sixty-two (62) he or she shall be paid the Reduced Retirement Benefit described in Paragraph 1.8 and if the Director elects the payments to commence at age sixty-two (62) or thereafter, the Director shall be paid the Director Retirement Benefit described under Paragraph 1.6. The Director shall not be entitled to receipt of Director Emeritus Payments and the payment of the Director Retirement Benefit or Reduced Retirement Benefit shall commence on the date elected as described above.

6. Right To Determine Funding Methods. The Bank reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to the Director, under the terms of this Agreement. In the event that the Bank elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Bank shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Bank further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other devise used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Paragraph 8 below, the Director shall have no right, title or interest in or to any funding source or amount utilized by the Bank pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Bank’s obligations pursuant to this Agreement. In connection with the foregoing, the Director agrees to execute such documents and undergo such medical examinations or tests which the Bank may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Bank’s acquisition of any policy of insurance or annuity.

7. Claims Procedure. The Bank shall have authority to control and manage the operation and administration of this Agreement. Consistent therewith, the Bank shall make all determinations as to the rights to benefits under this Agreement. Any decision by the Bank denying a claim by the Director for benefits under this Agreement shall be stated in writing and delivered or mailed, via registered or certified mail, to the Director, the Director’s spouse or the Director’s beneficiaries, as the case may be. Such decision shall set forth the specific reasons for the denial of a claim. In addition, the Bank shall provide the Director, or as applicable, the Director’s spouse or beneficiaries, with a reasonable opportunity for a full and fair review of the decision denying such claim.

8. Status as an Unsecured General Creditor. Notwithstanding anything contained herein to the contrary: (i) the Director shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Bank as a result of this Agreement; (ii) none of the Bank’s assets shall be held in or under any trust for the benefit of the Director or held in any way as security for the fulfillment of the obligations of the Bank under this Agreement; (iii) all of the Bank’s assets shall be and remain the general unpledged and unrestricted assets of the Bank; (iv) the Bank’s obligation under this Agreement shall be that of an unfunded and unsecured promise by the Bank to pay money in the future; and (v) the Director shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding subparagraphs (i) through (v) above, the Bank and the Director acknowledge and agree that, in the event of a Change in Control, upon request of the Director, or in the Bank’s discretion if the Director does not so request and the Bank nonetheless deems it appropriate, the Bank shall establish, not later than the effective date of the Change in Control, a Rabbi Trust or multiple Rabbi Trusts (the “Trust” or “Trusts”) upon such terms and conditions as the Bank, in its sole discretion, deems appropriate and in compliance with applicable provisions of the Code, in order to permit the Bank to make contributions and/or transfer assets to the Trust or Trusts to discharge its obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Bank to be used exclusively for discharge of the Bank’s obligations pursuant to this Agreement but shall continue to be subject to the claims of the Bank’s general creditors until paid to the Director in such manner and at such times as specified in this Agreement.

9. Discretion of Board to Accelerate Payout. Notwithstanding any of the other provisions of this Agreement, the Board of Directors of the Bank or the Holding Company may, if determined in its sole and absolute discretion to be appropriate, accelerate the payment of the amounts due under the terms of this Agreement, provided that the Director consents to the revised payout terms determined appropriate by the Board of Directors.

10. Miscellaneous.

10.1 Opportunity To Consult With Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this subparagraph 10.1, the Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions. Nothing contained in this subparagraph 10.1 is intended to constitute a release by the Director of any rights to indemnity and defense for actions or inactions in the course and scope of his service as a Director which are provided to Director under the Bank’s or Holding Company’s Articles or Bylaws, any existing indemnity agreements, or any applicable laws.

10.2 Arbitration of Disputes. All claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, other than those matters which are to be determined by the Bank in its sole and absolute discretion, shall be resolved by binding arbitration before a representative member, selected by the mutual agreement of the parties, of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”), located in San Jose, California. In the event JAMS is unable or unwilling to conduct the arbitration provided for under the terms of this Paragraph, or has discontinued its business, the parties agree that a representative member, selected by the mutual agreement of the parties of the American Arbitration Association (“AAA”) located in San Francisco, California, shall conduct the binding arbitration referred to in this Paragraph. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with JAMS (or AAA, if necessary). In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. The arbitration shall be subject to such rules of procedure used or established by JAMS, or if there are none, the rules of procedure use or established by AAA. Any award rendered by JAMS or AAA. Any award rendered by JAMS or AAA shall be final and binding upon the parties, and as applicable, their respective heirs, beneficiaries, legal representatives, agents, successors and assigns, and may be entered in any court having jurisdiction thereof. The obligation of the parties to arbitrate pursuant to this clause shall be specifically enforceable in accordance with, and shall be conducted consistently with, the provisions of Title 9 of Part 3 of the California Code of Civil Procedure. Any arbitration hereunder shall be conducted in San Jose, California, unless otherwise agreed to by the parties.

10.3 Attorneys’ Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys’ fees and costs incurred in connection therewith or in the enforcement or collection of any judgment or award rendered therein. The “prevailing party” means the party determined by the arbitrator(s) or court, as the case may be, to have most nearly prevailed, even if such party did not prevail in all matters, not necessarily the one in whose favor a judgment is rendered.

10.4 Notice. Any notice required or permitted of either the Director or the Bank under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Bank:	San Jose National Bank
One North Market Street
San Jose, California 95113
Attn: President

If to the Director:	Arthur K. Lund
[street address]
[city, state, zip code]

10.5 Assignment. The Director shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Director, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by the Director; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

10.6 Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of the Director and the Bank. Accordingly, the Bank shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement. In the alternative, the Holding Company may agree to assume and discharge the obligation of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to such surviving or successor firm, person, entity or corporation, or the Holding Company, as the case may be.

10.7 Nonwaiver The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party’s right thereafter to enforce each and every term and condition of this Agreement.

10.8 Partial Invalidity. If any terms, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, void, or unenforceable, such determination shall not render any other term, provision, covenant or condition invalid, void or unenforceable, and the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

10.9 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and contains all of the covenants and agreements between the parties with respect thereto. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party.

10.10 Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party’s authorized representative.

10.11 Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

10.12 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

10.13 Governing Law. The laws of the State of California, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Bank or the Holding Company, shall govern the validity, interpretation, construction and effect of this Agreement.

IN WITNESS WHEREOF, the Bank and the Director have executed this Agreement on the date first above-written in the City of San Jose, California.

BANK			DIRECTOR

San Jose National Bank

By:	/s/ James R. Kenny	By:	/s/ Arthur K. Lund
James R. Kenny,
President and Chief Executive Officer

SCHEDULE A

CALENDAR YEAR	APPLICABLE PERCENTAGE

May 1, 2000 to April 30, 2001	50%
May 1, 2001 to April 30, 2002	62%
May 1, 2002 to April 30, 2003	75%
May 1, 2003 to May 1, 2003	87%
May 2, 2003 and thereafter	100%

SCHEDULE B

DIRECTOR EMERITUS DUTIES

It will be the responsibility of the Director Emeritus to perform the following duties:

1.	Attend San Jose National Bank’s social functions to which they have been invited;

2.	Continue to refer business opportunities to the Bank;

3.	Be available to provide requested advice and consulting to the Bank; and

4.	Continue to represent and sponsor the Bank in the Community.

LIFE INSURANCE

ENDORSEMENT METHOD SPLIT DOLLAR PLAN

AGREEMENT

Insurer/Policy Number:	Union Central [policy number]
Bank:	San Jose National Bank
Insured:	Arthur K. Lund
Relationship of Insured to Bank:	Director
Date:	May 31, 2000

The respective rights and duties of the Bank and the Insured in the above policy(ies) (the “Policy” or Policies) shall be as follows:

I. DEFINITIONS

Refer to the Policy provisions for the definition of all terms in this Agreement.

II. POLICY TITLE AND OWNERSHIP

Title and ownership shall reside in the Bank for its use and for the use of the Insured all in accordance with this Agreement. The Bank alone may, to the extent of its interest, exercise the right to borrow or withdraw the Policy cash values. Where the Bank and the Insured or the Insured’s assignee, with the consent of the Insured mutually agree to exercise the right to increase the coverage under the subject split dollar Policy, then, in such event, the rights, duties and benefits of the parties to such increased coverage shall continue to be subject to the terms of this Agreement.

III. BENEFICIARY DESIGNATION RIGHTS

The Insured or the Insured’s assignee shall have the right and power to designate a beneficiary or beneficiaries to receive the share of the proceeds payable upon the death of the Insured described in VI.1 below, and to elect and change a payment option for such beneficiary, subject to any right or interest the Bank may have in such proceeds, as provided in this Agreement.

IV. PREMIUM PAYMENT METHOD

The Bank shall pay an amount equal to the planned premiums and any other premium payments that might become necessary to maintain the Policy in force.

V. TAXABLE BENEFIT

Annually the Insured will be imputed a taxable benefit equal to the assumed cost of insurance as required by the Internal Revenue Service. The Bank (or its administrator) will report to the Insured the amount of imputed income received each year on Form W-2 or its equivalent.

VI. DIVISION OF DEATH PROCEEDS

Subject to Paragraph VII herein, the division of the death proceeds of the Policy is as follows:

1.	The Insured’s beneficiary(ies), designated in accordance with Paragraph III, shall be entitled to an amount equal to eighty percent (80%) of the net at risk insurance portion of the proceeds. The net at risk insurance portion is the total proceeds less the cash value of the Policy.

2.	The Bank shall be entitled to the remainder of such proceeds.

3.	The Bank and the Insured’s beneficiary(ies) shall share in any interest due on the death proceeds on a pro rata basis in the ratio that the proceeds due the Bank and the Insured, respectively, bears to the total proceeds, excluding any such interest.

VII. RIGHTS TO CASH SURRENDER VALUE

The Bank shall at all times be entitled to an amount equal to the Policy’s cash value, as that term is defined in the Policy, less any Policy loans and unpaid interest or cash withdrawals previously incurred by the Bank and any applicable Policy surrender charges. Such cash value shall be determined as of the date of surrender of the Policy or death of the Insured as the case may be.

VIII. PREMIUM WAIVER

If the Policy contains a premium waiver provision, any such waived amounts shall be considered for all purposes of this Agreement as having been paid by the Bank.

IX. RIGHTS OF PARTIES WHERE POLICY ENDOWMENT OR ANNUITY ELECTION EXISTS

In the event the Policy involves an endowment or annuity element, the Bank’s right and interest in any endowment proceeds or annuity benefits shall be determined under the provisions of this Agreement by regarding such endowment proceeds or the commuted value of such annuity benefits as the Policy’s cash value. Such endowment proceeds or annuity benefits shall be treated like death proceeds for the purposes of division under this Agreement.

X. TERMINATION OF AGREEMENT

This Agreement shall terminate at the option of the Bank following thirty (30)days written notice to the Insured upon the happening of any one of the following:

1.	The Insured’s right to receive benefits under that certain Director Supplemental Compensation Agreement effective as of June 1, 2000 shall terminate for any reason other than the Insured’s death, or

2.	The Insured shall be discharged from service with the Bank for cause. The term “for cause” shall mean:

a.	A termination “for cause” as this term may be defined in the Director Supplemental Compensation Agreement entered into by and between the Bank and the Insured;

b.	The willful breach of duty by the Insured in the course of his tenure as a Director of Bank;

c.	The Insured’s deliberate violation of (i) any federal banking or securities laws, or of the Bylaws, rules, policies or resolutions of the Bank or Holding Company, or (ii) of the rules or regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Controller of the Currency or any other regulatory agency or governmental authority having jurisdiction over the Bank or Holding Company, which has a material adverse effect upon the Bank or Holding Company;

d.	The Insured’s conviction of any felony or a crime involving moral turpitude or a fraudulent or dishonest act; or

Upon such termination, the Insured or the Insured’s assignee shall have a ninety (90) day option to receive from the Bank an absolute assignment of the Policy in consideration of a cash payment to the Bank, whereupon this Agreement shall terminate. Such cash payment shall be the greater of:

1.	The Bank’s share of the cash value of the Policy on the date of such assignment, as defined in this Agreement.

2.	The amount of the premiums which have been paid by the Bank prior to the date of such assignment.

Should the insured or Insured’s assignee fail to exercise this option within the prescribed ninety (90) day period, the Insured or the Insured’s assignee agree that all of his or her rights, interest and claims in the Policy shall terminate as of the date of the termination of this Agreement.

Except as provided above, this Agreement shall terminate upon distribution of the death benefit proceeds in accordance with paragraph VI above.

XI. INSURED’S OR ASSIGNEE’S ASSIGNMENT RIGHTS

The Insured may not, without the prior written consent of the Bank, assign to any individual, trust or other organization, any right, title or interest in the Policy nor any rights, options, privileges or duties created under this Agreement.

XII. AGREEMENT BINDING UPON THE PARTIES

This Agreement shall be binding upon the Insured and the Bank, and their respective heirs, successors, personal representatives and assigns, as applicable.

XIII. NAMED FIDUCIARY AND PLAN ADMINISTRATOR

The Bank is hereby designated the “Named Fiduciary” until resignation or removal by its Board of Directors. As Named Fiduciary, the Bank shall be responsible for the management, control, and administration of this Agreement as established herein. The Named Fiduciary may allocate to other certain aspects of the management and operations responsibilities of this Agreement, including the employment of advisors and the delegation of any ministerial duties to qualified individuals.

XIV. FUNDING POLICY

The Bank shall fund the Policy for this Agreement by paying, when due, all premiums required.

XV. CLAIM PROCEDURES

Claim forms or claim information as to the subject policy can be obtained by contacting The Benefit Marketing Group, Inc. (770-952-1529). When the Named Fiduciary has a claim which may be covered under the provisions described in the Policy, it should contact the office named above, and they will either complete a claim form and forward it to an authorized representative of the Insurer or advise the named Fiduciary what further requirements are necessary. The Insurer will evaluate and make a decision as to payment. If the claim is payable, a benefit check will be issued to the Named Fiduciary.

In the event that a claim is not eligible under the Policy, the Insurer will notify the Named Fiduciary of the denial pursuant to the requirements under the terms of the Policy. If the Named Fiduciary is dissatisfied with the denial of the claim and wishes to contest such claim denial, it should contact the office named above and they will assist in making inquiry to the Insurer. All objections to the Insurer’s actions should be in writing and submitted to the office named above for transmittal to the Insurer.

XVI. LIMIT ON DAMAGES

If Bank terminates the Policy or allows the Policy to lapse in violation of this Agreement, Bank’s damages upon the death of the Insured shall be that amount which shall provide the Insured’s beneficiaries with a total after tax benefit equal to the amount the Beneficiaries would have received at the Insured’s death if the Policy had not been terminated.

XVII. GENDER

Whenever in this Agreement words are used in the masculine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

XVIII. INSURANCE COMPANY NOT A PARTY TO THIS AGREEMENT

The Insurer shall not be deemed a party to this Agreement, but will respect the rights of the parties as set forth herein upon receiving an executed copy of this Agreement. Payment or other performance in accordance with the Policy provisions shall fully discharge the Insurer from any and all liability.

IN WITNESS WHEREOF, the Insured and a duly authorized Bank officer have signed this Agreement as of the above written date.

SAN JOSE NATIONAL BANK	INSURED

/s/ James R. Kenny	/s/ Arthur K. Lund
James R. Kenny	Director
President and CEO